Exhibit 10.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

MIDCOAST OPERATING, L.P.

July 29, 2015

This Amendment No. 1 (this “Amendment No. 1”) to the Amended and Restated Agreement of Limited Partnership dated November 13, 2013 (as amended, the “Partnership Agreement”) of Midcoast Operating, L.P. (the “Partnership”) is hereby adopted by Midcoast OLP GP, L.L.C., a Delaware limited liability company (the “General Partner”), Midcoast Energy Partners, L.P., a Delaware limited partnership (“MEP”), and Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP” and, together with MEP, the “Limited Partners”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, EEP proposed this Amendment No. 1 to MEP and the General Partner because, among other reasons, EEP believes that this Amendment No. 1 will provide a benefit to EEP as a significant holder of Class A common units of MEP; and

WHEREAS, the General Partner and the Limited Partners wish to amend the Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Amendment No. 1, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the General Partner and the Limited Partners hereby agree as follows:

Section 1. Amendments.

(a) Section 6.01 in the Partnership Agreement is hereby amended and restated to read in its entirety:

“Within 45 days following the end of each Quarter commencing with the Quarter ending December 31, 2013, the Partnership shall distribute to the Partners pro rata in accordance with their respective Percentage Interests an amount equal to 100% of Distributable Cash; provided, that, commencing with and including the distributions with respect to the Quarter ending June 30, 2015 and continuing through and including the distributions made with respect to the Quarter ending December 31, 2017, within 45 days following the end of each such Quarter, the Partnership shall distribute to the Partners an amount equal to 100% of Distributable Cash in accordance with Schedule B to this Agreement. Notwithstanding any other provision of this Agreement, the Partnership shall not make a distribution to the Partners on account of their interests in the Partnership if such distribution would violate the TBOC or other applicable law.”

(b) The Partnership Agreement is hereby amended by adding the new Schedule B attached to this Amendment No. 1.

Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this Amendment No. 1, or any transaction or conduct in connection herewith, is hereby waived by each of the Partners.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of July 29, 2015.

GENERAL PARTNER:

MIDCOAST OLP GP, L.L.C.

By: Midcoast Holdings, L.L.C., as general partner of Midcoast Energy Partners, L.P., as sole member of Midcoast OLP GP, L.L.C.

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

LIMITED PARTNERS:

MIDCOAST ENERGY PARTNERS, L.P.

By: Midcoast Holdings, L.L.C., its general partner

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

ENBRIDGE ENERGY PARTNERS, L.P.

By: Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., as general partner

By:	/s/ Chris Kaitson
Name: Chris Kaitson
Title: Vice President—Law and Assistant Secretary

[Signature Page to Amendment No. 1 to Midcoast Operating Partnership Agreement]

Schedule B

Distributable Cash shall be distributed by the Partnership for such Quarter to the Partners as follows: 0.001% (the “GP Quarterly Distribution Percentage”) to the General Partner and, so long as MEP and EEP are the sole Limited Partners, to EEP based on the EEP Quarterly Distribution Percentage and to MEP based on the MEP Quarterly Distribution Percentage; provided, that if the Limited Partners cease to be comprised solely of MEP and EEP, then Distributable Cash shall be distributed by the Partnership to the Limited Partners pro rata in accordance with their respective Percentage Interests. Capitalized terms used but not defined in this Schedule B shall have the meanings assigned to such terms in the Partnership Agreement.

Certain definitions for this Schedule B:

“EEP Quarterly Distribution Percentage” means EEP’s Percentage Interest, unless the MEP Coverage Ratio for the applicable Quarter is less than 1.0 (prior to giving effect to the following), in which case the EEP Quarterly Distribution Percentage shall be the percentage equal to 100% minus the GP Quarterly Distribution Percentage minus the MEP Quarterly Distribution Percentage; provided, that in no instance will the EEP Quarterly Distribution Percentage be less than 0%.

“MEP Coverage Ratio” means an amount equal to MEP Distributable Cash for the applicable Quarter divided by the Total Distribution for the applicable Quarter.

“MEP Distributable Cash” means, with respect to any Quarter, an amount equal to the total of the following (amounts in this definition shall be derived from the line items in the MEP financial statements for such Quarter unless otherwise specified below):

Net income attributable to general partner and limited partner interests in MEP
Add:
Normalizing adjustments that are made in connection with the MEP Adjusted Earnings that are net of non-controlling interest
Adjusted net income (loss)

Add:
Depreciation and amortization
Adjusted net income attributable to EEP retained interest
Interest expense
Income tax expense
Less:
Adjusted EBITDA attributable to EEP
Adjusted EBITDA attributable to MEP

Less:
Maintenance capital expenditures attributable to MEP
Income tax expense attributable to MEP
Interest expense attributable to MEP
Add:
Distribution in excess of equity earnings attributable to MEP
G&A abatement pursuant to Intercorporate Services Agreement attributable to MEP
MEP Distributable Cash

B-1

“MEP Quarterly Distribution Percentage” means MEP’s pro rata Percentage Interest, unless the MEP Coverage Ratio for the applicable Quarter is less than 1.0 (prior to giving effect to the following), in which case the MEP Quarterly Distribution Percentage shall be the percentage equal to the sum of MEP’s Percentage Interest plus the MEP Quarterly Increase Percentage; provided, that in no instance will the MEP Quarterly Distribution Percentage be more than 99.999%.

“MEP Quarterly Increase Percentage” means a percentage equal to (i) the Total Distribution for such quarter minus MEP Distributable Cash for such quarter divided by (ii) Distributable Cash.

“MEP LP Agreement” means the First Amended and Restated Agreement of Limited Partnership of MEP dated November 13, 2013, as amended, modified or replaced from time to time.

“Total Distribution” means for the Quarter, the aggregate amount declared by the Board of Directors of MEP’s general partner to be distributed to the unitholders of MEP; provided that, if the distribution amount per MEP Class A common unit for the Quarter would exceed a $0.005 increase over the distribution amount per MEP Class A common unit for the immediately preceding Quarter, then the Total Distribution amount shall be reduced by an amount equal to the excess of the Total Distribution amount minus the aggregate amount that would have been distributed if the declared distribution was a $0.005 increase over the distribution amount per MEP Class A common unit for the immediately preceding Quarter.

B-2